Media and Marketing Services Agreement

This MEDIA AND MARKETING SERVICES AGREEMENT (this “Agreement”) is dated as of March ___, 2009, to be effective as of March 1, 2009 (the “Effective Date”) by and between CyberDefender Corporation, a California corporation (“CyberDefender”), and GR Match, LLC, a Delaware limited liability company (“GRM”).  GRM and CyberDefender may each be referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, CyberDefender currently advertises, markets and sells via the Internet a line of antivirus and Internet security products which includes, but is not limited to, those products commonly referred to as CyberDefender Early Detection Center, CyberDefender Registry Cleaner, CyberDefenderULTIMATE 2008, CyberDefenderCOMPLETE 2008, CyberDefender Identity Protection Services, MyIdentityDefender Toolbar, and CyberDefenderFREE (collectively, the “CyberDefender Products”);

WHEREAS, GRM has expertise in advising companies in direct response media campaigns, including radio and television direct response commercials, to promote various products and services, and in the purchasing of media time in connection with the foregoing; and

WHEREAS, CyberDefender desires to receive from GRM, and GRM desires to provide to CyberDefender, certain media purchasing, production, advertising and marketing services in connection with the advertising, marketing, sale and distribution of the CyberDefender Products on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the respective agreements, covenants, representations, warranties and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Services; Responsibilities of Parties.

1.1         GRM Services. During the Term (as defined below), GRM shall provide the following services (collectively, the “GRM Services”) in connection with the advertising, marketing and sale of the CyberDefender Products:

(i)           Manage and purchase media time on CyberDefender's behalf for airing of television and radio direct response advertising of the CyberDefender Products as reasonably determined by GRM and in accordance with the budget requirements set forth in Section 2.1 below, taking into account for any particular media the track record of success of such media for similar direct response advertising campaigns (collectively, the “Media Campaign”).  Notwithstanding anything herein to the contrary, GRM may, and CyberDefender may cause GRM to, pause, modify or indefinitely suspend the purchase of media time at any time upon prior notice to and after consultation with the other; provided, however, that (i) in the event that CyberDefender causes GRM to pause or suspend its purchase of media time hereunder upon written notice to GRM, the Term (as defined below) shall be automatically extended as provided in Section 5.1 and (ii) in the event that GRM elects, upon written notice to CyberDefender, to pause or suspend its purchase of media time hereunder for any reason other than based on a breach or default under this Agreement by CyberDefender, then CyberDefender may elect to purchase media on its own until such time that GRM elects to resume purchasing media hereunder.

(ii)          Create, develop, and/or produce (or cause a third party reasonably acceptable to CyberDefender to create, develop, and/or produce) television and radio direct response commercials (“Commercials”) in connection with the advertisement and marketing of the CyberDefender Products.

(iii)         Provide such other production, advertisement and marketing services as agreed to by the Parties in writing from time to time during the Term.

1.2	CyberDefender’s Responsibilities. During the Term, CyberDefender shall:

(i)           License to GRM the right to use the CyberDefender Marks (as defined below) in accordance with the terms and conditions of Section 7.3 below in connection with GRM’s provision of the GRM Services.

(ii)         No later than fifteen (15) days prior to the commencement of each month, provide the GRM Representative with a detailed monthly forecast of sales and expenses in connection with the CyberDefender Products (a “Monthly Forecast”), in a format mutually agreed to by the Parties.  The Parties acknowledge that GRM’s ability to perform the GRM Services in a timely and effective manner is contingent upon GRM’s timely receipt of the Monthly Forecast.

(iii)        Be responsible for all aspects of running the day to day business of CyberDefender in connection with the advertisement, marketing, sale and distribution of the CyberDefender Products, including, without limitation, managing and operating all inbound call centers, product fulfillment, customer services, and all other aspects of the day to day operations of CyberDefender's business.

(iv)        Promptly notify the GRM Representative (as defined below) of any inquiries or notices received by CyberDefender or any of its employees, agents or representatives from any governmental entity or agency, state attorney general or governmental investigative body, or of any notices of actual third party suits or claims, relating to the CyberDefender Products or CyberDefender's advertising, marketing, sale or distribution thereof, and deliver a copy of any written correspondence relating thereto, or a summary of any oral inquiry or notice, to the GRM Representative no later than five (5) business days following CyberDefender’s receipt of such correspondence or inquiry.

(v)         At the written request of GRM, apply for, register, and maintain new, separately identifiable Internet website addresses and domain names which will be exclusively used to receive and process orders of CyberDefender Products from customers who respond to the Commercials and any other applicable advertisements included in the Media Campaign (collectively, the “DR Websites”).  CyberDefender shall not, and shall cause its employees and agents and representatives not to, engage in any activities which would cause orders from customers who respond to the Commercials or any other applicable advertisements included in the Media Campaign to be diverted to any Internet websites or other channels of order intake or processing other than the DR Websites.

(vi)        As soon as reasonably practicable following the execution hereof, but in no event later than forty five (45) days following the execution hereof, CyberDefender shall apply for and establish a merchant services account with Lidle Merchant Services (the “Merchant Services Account”).  CyberDefender acknowledges and agrees that, following the establishment of the Merchant Services Account, it shall cause all proceeds from all credit card sales (or any sales by any other electronic form of payment) of CyberDefender Products which are made via the DR Websites to be processed through the Merchant Services Account and agrees that it shall not, and shall cause its employees and agents and representatives not to, engage in any activities which would cause such sales of CyberDefender Products which are made via the DR Websites to be processed other than through the Merchant Services Account.  CyberDefender agrees that it shall provide all documents, filings and information as reasonably requested by Lidle Merchant Services to establish and maintain the Merchant Services Account throughout the Term.

1.3	Other Provisions Affecting the GRM Services.

(i)           GRM shall designate one (1) representative reasonably acceptable to CyberDefender who shall serve as the primary point of contact for CyberDefender in dealing with GRM in matters referring or relating to the GRM Services (the “GRM Representative”). The GRM Representative shall be available to CyberDefender during GRM’s normal business hours.  The initial GRM Representative shall be Boris Shimanovsky.  GRM may change its GRM Representative at any time upon prior written notice to CyberDefender.

(ii)         CyberDefender shall designate one (1) representative reasonably acceptable to GRM who shall serve as the primary point of contact for GRM in dealing with CyberDefender in matters referring or relating to the GRM Services (the “CyberDefender Representative”).  The CyberDefender Representative shall be responsible for issuing all consents or approvals and making all requests on behalf of CyberDefender. The initial CyberDefender Representative shall be Gary Guseinov.  CyberDefender may change its CyberDefender Representative at any time upon prior written notice to GRM.

(iii)        GRM and CyberDefender shall mutually determine all content and other creative aspects of the Commercials; provided, however, that GRM shall have final approval over the amounts of all costs and expenditures incurred by GRM in connection with the creation, development and/or production of the Commercials.  Until the Parties are able to mutually agree on the content of a particular Commercial, GRM shall have no obligation to produce, revise, edit and/or otherwise modify, as the case may be, such Commercial and/or manage and purchase media time for such Commercial.

1.4         Exclusivity.  During the Term, GRM shall be the exclusive provider for CyberDefender of all media purchasing and direct response production services comprising the GRM Services, and, except as provided in Section 1.1(i), CyberDefender shall not carry out such services on its own or obtain such services from any other Party without the prior written consent of GRM.

1.5         Board of Directors Seat.  On the ninety-first (91st) day following the execution of this Agreement, CyberDefender’s Board of Directors shall appoint a representative of GRM, as selected by GRM and reasonably acceptable to CyberDefender, to CyberDefender's Board of Directors (the “GRM Director”), unless a Party has delivered a notice of termination pursuant to Section 5.2 prior to such date, in which case there shall be no GRM Director.  CyberDefender hereby acknowledges and agrees that it shall approve, execute, deliver and file, and shall cause its shareholders and Board of Directors, as the case may be, to approve, execute, deliver and file, any consents, amendments, filings, or other agreements or documents necessary to cause the GRM Director to be appointed to CyberDefender's Board of Directors as provided above.  CyberDefender hereby acknowledges and agrees that the GRM Director (or any successor GRM Director designated by GRM in its sole discretion) shall, subject to and in accordance with CyberDefender’s articles of incorporation, bylaws and applicable law or regulation, continue to serve on CyberDefender's Board of Directors throughout the Term and thereafter so long as, and only so long as, GRM owns Common Stock, no par value, of CyberDefender (“Common Stock”), or holds warrants which grant GRM the right to purchase Common Stock of CyberDefender (whether vested or unvested), which collectively constitute at least five percent (5%) of CyberDefender’s issued and outstanding Common Stock on a fully diluted basis.  CyberDefender agrees to enter into an indemnification agreement with the GRM Director on terms reasonably satisfactory to GRM indemnifying the GRM Director for any losses, damages or other expenses incurred by the GRM Director relating to or arising out of the GRM Director's performance of services as a member of CyberDefender's Board of Directors.

2.           Media Placement Costs; Payment Obligations.

2.1         Budgeted Media Placement Costs.  Not later than fifteen (15) days prior to the beginning of each month, CyberDefender shall deliver to GRM a budget which sets forth the aggregate maximum dollar amount that GRM shall expend on media placement (“Media Placement Costs”), for radio and television direct response advertising for the following month (the “Monthly Media Budget”); provided, however, that GRM shall have the option, in its sole discretion, to advance less than the amount of Media Placement Costs set forth in any Monthly Media Budget.  GRM shall not expend more than the Media Placement Costs set forth in any Monthly Media Budget, nor shall it expend more than four hundred thousand dollars ($400,000) in Media Placement Costs during the first ninety (90) days following the Effective Date, without CyberDefender’s prior written consent.

2.2         Reimbursement of Media Costs.  GRM shall deliver to CyberDefender monthly invoices which set forth in reasonable detail (i) the amount of all actual out of-pocket Media Placement Costs incurred by GRM in connection with providing the GRM Services during such month (not to exceed the amount of the Media Placement Costs set forth in the applicable Monthly Media Budget without CyberDefender's prior written consent) and (ii) an amount equal to two and one half percent (2.5%) (the “Overhead Expense Reimbursement Percentage”) of such Media Placement Costs, which represents CyberDefender's allocable share of GRM's overhead expenses incurred in connection with providing the GRM Services (collectively, the “Reimbursement Amount”).  CyberDefender shall pay the Reimbursement Amount to GRM not later than forty five (45) days after its receipt of the applicable invoice.

2.3         Grant of Security Interest.  As security for CyberDefender's prompt payment of any amounts owing to GRM under Section 2.2 (the “Payment Obligations”), as soon as reasonably practicable following the execution hereof, but in no event later than forty five (45) days following the execution hereof, subject to the approval of the holders of at least seventy five percent (75%) in aggregate principal amount of CyberDefender’s 10% Secured Convertible Debentures, CyberDefender shall grant GRM a security interest and lien in the any proceeds held in the Merchant Service Account, including, without limitation, any settlement accounts and/or reserve accounts held in connection therewith, and any rights to receive credits or payments under any merchant services agreement or other similar agreement relating to the Merchant Services Account.  The Parties agree that such security interest shall be evidenced by a security agreement in the form of and on terms and conditions reasonably satisfactory to GRM (the “Security Agreement”), which shall be executed by the Parties not later than forty five (45) days following the execution hereof.  CyberDefender shall execute, deliver and pay all fees for any documents, filings, certificates, or agreements necessary in order to create, perfect, maintain and enforce this security interest.

3.           Warrants; Accelerated Vesting.

3.1         Replacement Warrant.  The Parties acknowledge and agree that, in consideration of GRM's agreement to create, finance, test, and evaluate certain radio commercials for the CyberDefender Products, and in accordance with the terms and conditions of that certain Letter of Intent Agreement, dated as of October 30, 2008, by and between GRM and CyberDefender (the “Letter of Intent”), CyberDefender previously issued to GRM a Warrant to Purchase Common Stock, dated as of November 7, 2008 (the “Original Warrant”), pursuant to which CyberDefender granted to GRM the right to purchase 1,000,000 shares of Common Stock of CyberDefender on the terms and conditions set forth therein.  The Parties acknowledge and agree that they have agreed to modify the terms and conditions of the Original Warrant.  In furtherance thereof, the Parties acknowledge and agree that, not later than fifteen (15) business days following the execution hereof, CyberDefender shall issue to GRM, in replacement of the Original Warrant, a five-year warrant to purchase, for cash or on a cashless basis, 1,000,000 shares of Common Stock of CyberDefender at an exercise price of $1.25 per share, subject to the terms and conditions of a Warrant to Purchase Common Stock of CyberDefender in the form of and on terms and conditions substantially similar to the Original Warrant and such other terms mutually acceptable to CyberDefender and GRM (the “Replacement Warrant”), and the Original Warrant shall be cancelled.

3.2         Additional Vested Warrant.  The Parties further acknowledge and agree that, not later than fifteen (15) business days following the execution hereof, in consideration of GRM’s agreement to create, develop, and/or produce television direct response commercials in connection with the advertisement and marketing of the CyberDefender products, and as contemplated in the Letter of Intent, CyberDefender shall issue to GRM a five-year warrant to purchase, for cash only, an additional 1,000,000 shares of Common Stock of CyberDefender at an exercise price of $1.25 per share, subject to the terms and conditions of a Warrant to Purchase Common Stock of CyberDefender in the form of and on terms and conditions mutually acceptable to CyberDefender and GRM (the “Additional Vested Warrant”).

3.3         Media Services Warrant.  The Parties further acknowledge and agree that, not later than fifteen (15) business days following the execution hereof, in consideration of the services to be provided by GRM herein, CyberDefender shall issue to GRM a five-year warrant to purchase, for cash only, an additional 8,000,000 shares of Common Stock of CyberDefender at an exercise price of $1.25 per share, subject to the terms and conditions of a Warrant to Purchase Common Stock of CyberDefender in the form of and on terms and conditions mutually acceptable to CyberDefender and GRM (the “Media Services Warrant”).  Subject to the terms set forth herein, GRM's rights to purchase such shares of Common Stock of CyberDefender shall vest as follows: One (1) share of Common Stock of CyberDefender shall vest for each two dollars ($2) of Media Placement Costs advanced by GRM hereunder.

3.4         Accelerated Vesting.  Any unexpired and unvested rights of GRM to purchase shares of Common Stock of CyberDefender pursuant to the Media Services Warrant shall immediately vest in full in the event GRM terminates this Agreement pursuant to Sections 5.2(i) or (ii) or in the event CyberDefender terminates this Agreement pursuant to Section 5.2(iii).

4.           Gross Revenue Renewal Royalty

4.1         Royalty.

CyberDefender acknowledges and agrees that in the event that (i) the average closing price of CyberDefender’s Common Stock as reported by Bloomberg LP for the twenty (20) trading days preceding January 1, 2010 is not at least three dollars ($3.00) per share (as adjusted for any splits, subdivisions or combinations of shares), or (ii) Common Stock of CyberDefender is not publicly traded on any stock exchange or over the counter market as of December 31, 2009, CyberDefender shall pay a royalty (the “Royalty”) to GRM in an amount equal to twenty percent (20%) of “Gross Renewal Revenue.”  “Gross Renewal Revenue” means the aggregate gross revenue, net of refunds and chargebacks, earned by CyberDefender as a result of renewals and/or re-orders of any CyberDefender Products by CyberDefender customers who both (i) became customers of CyberDefender during the period commencing as of the Effective Date and expiring as of the earlier of (A) the expiration or earlier termination of this Agreement or (B) the date following January 1, 2010 upon which the average closing price of CyberDefender’s Common Stock as reported by Bloomberg LP for the twenty (20) trading days preceding such date is at least five dollars ($5.00) per share (as adjusted for any splits, subdivisions or combinations of shares) and (ii) initially purchased any CyberDefender Product via any of the DR Websites.

4.2           Payment.  If the Royalty to GRM is triggered pursuant to Section 4.1, CyberDefender shall pay the Royalty to GRM in arrears on a monthly basis, with each payment to be made no later than fifteen (15) days following the end of each month for which any Royalty is due (the “Royalty Payment Date”).

4.3         Royalty Statements; Audit Rights.

(i)           Simultaneously with CyberDefender's delivery of each Royalty payment, CyberDefender shall provide GRM with reasonably detailed accounting statements showing CyberDefender's Gross Renewal Revenue for the preceding month and the calculation of the Royalty payment for such month (the “Royalty Statements”).  An executive officer of CyberDefender shall certify, to his knowledge, the accuracy of each Royalty Statement.  At any time within one (1) year after receiving an applicable Royalty Statement, GRM may review, copy, and examine (a “Royalty Examination”) CyberDefender’s books and records kept in connection with the Business, including, without limitation, records of all CyberDefender Product sales made via any of the DR Websites (but no more than twice each fiscal year) to determine the accuracy of such Royalty Statement by providing CyberDefender with at least fifteen (15) calendar days prior written notice of such requested Royalty Examination (the “Royalty Examination Notice”), which notice shall specify the particular Royalty Statement(s) which will be examined.  Any Royalty Examination conducted by GRM shall be conducted during normal business hours at the place where CyberDefender’s applicable books and records are maintained and at GRM's sole cost and expense (subject to paragraph (ii) below) and shall not unreasonably interfere with CyberDefender’s regular business operations.

(ii)           Both Parties agree to resolve any dispute in connection with the calculation of the Royalty payments in accordance with Section 18 below.  If CyberDefender fails to dispute the results of any Royalty Examination in writing within ten (10) business days of its receipt of such results, it shall be deemed to have accepted the results of such Royalty Examination.  If any (1) Royalty Examination which has been accepted by CyberDefender, or (2) resolution of any dispute in connection with the calculation of the Royalty payments in accordance with Section 18 below determines that the amount of Royalty payments that GRM is owed for the applicable month is greater than the amount of Royalty payments that CyberDefender has actually paid to GRM, then CyberDefender shall pay GRM such amount of unpaid Royalties within seven (7) business days of the final determination of such amount.  If the amount by which CyberDefender has underpaid Royalties for any period exceeds five percent (5%) of the amount of Royalties actually paid to GRM with respect to such month, CyberDefender shall reimburse GRM for its reasonable out-of-pocket costs incurred in connection with GRM’s Royalty Examination plus interest on the amount of the underpaid Royalties at an interest rate equal to the "LIBOR Rate" (as defined below) (at the time of such payment) from the time such underpaid Royalties became due until the date that such payments are made.  The "LIBOR Rate" shall mean the three month London Interbank Offered Rate as published in the "Money Rates" column of The Wall Street Journal, or any successor index or publication.  The LIBOR Rate shall be adjusted on the first day of each month based on any change in the LIBOR Rate as of the last business day immediately preceding the first day of such month.

4.4         Survival of Royalty Obligations.  CyberDefender’s obligation to make any Royalty payments shall survive the expiration or termination of this Agreement.

5.           Term/Termination; Breach of Payment Obligations.

5.1         Term.  Subject to any termination rights set forth herein, the term (the “Term”) of this Agreement shall commence upon the Effective Date and continue until August 31, 2010 unless earlier terminated in accordance with the provisions of this Agreement  (the “Termination Date”); provided, however, that in the event CyberDefender causes GRM to pause or suspend its purchase of media time hereunder as contemplated in Section 1.1(i), the Term shall be automatically extended such period of time equal to the period of time which CyberDefender causes GRM to pause or suspend such media purchasing.

5.2         Termination.  This Agreement may be terminated prior to the end of the Term under the following circumstances and as provided elsewhere herein:

(i)           By either Party, if the other Party breaches any provision of this Agreement or defaults in the performance of any obligation hereunder, unless such breach or default is cured within fifteen (15) business days following receipt of written notice thereof from the non-breaching Party; provided, however, that if such breach is not capable of being cured within fifteen (15) business days, the breaching Party shall have the right to cure such breach after the expiration of the fifteen (15) business day period so long as the breaching Party has commenced commercially reasonable efforts to cure such breach within such fifteen (15) business day period (except that in the event CyberDefender breaches its Payment Obligations three (3) times and timely cures such breaches, any subsequent breach of CyberDefender’s Payment Obligations shall not be subject to cure, and GRM shall have the right to immediately terminate this Agreement upon such subsequent breach).

(ii)          Immediately by either Party upon (a) the discontinuance, dissolution, liquidation and/or winding up of the other Party’s business or (b) the making, by the other Party, of any general assignment or arrangement for the benefit of creditors; the filing by or against the other Party of a petition to have it adjudged bankrupt under bankruptcy or insolvency laws, unless such petition shall be dismissed or discharged within sixty (60) days; the appointment of a trustee or receiver to take possession of all or substantially all of such Party’s assets, where possession is not restored to the appropriate party within thirty (30) days; or the attachment, execution or judicial seizure of all or substantially all of the other Party’s assets where attachment, execution or judicial seizure is not discharged within thirty (30) days.

(iii)         By either Party for any reason by giving the non-terminating Party written notice of the termination at least thirty (30) days prior to the effective date of termination.

(iv)        By GRM upon five (5) days written notice to CyberDefender in the event that the average Media Placement Costs for any three (3) consecutive months during the Term starting ninety (90) days from the Effective Date (as set forth in the Monthly Media Budget) are less than two hundred fifty thousand dollars ($250,000) per month.

5.3           Effect of Termination. Upon the expiration or earlier termination of this Agreement:

(i)           GRM shall immediately cease purchasing any additional media time on CyberDefender's behalf and take commercially reasonable and appropriate action to cease all third party work in connection with the GRM Services.

(ii)         GRM shall deliver a final invoice which sets forth the amount of Media Placement Costs actually incurred by GRM from the date of the last invoice to the effective date of termination and any Media Placement Costs which GRM is contractually obligated to incur as of the Termination Date, and CyberDefender shall within fifteen (15) days thereafter pay to GRM all sums set forth in such invoice and any other sums due and owing GRM as of the effective date of termination.

(iii)        Except as otherwise provided in Section 3.4, any unexpired and unvested rights of GRM to purchase shares of Common Stock of CyberDefender pursuant to the Media Services Warrant shall terminate.

(iv)        Each Party shall return or destroy (with a certificate of destruction to the other Party, if such other Party so requests) any and all Confidential Information of the other Party in its possession or control.

(v)         GRM shall retain ownership of any and all intellectual property created, produced, developed, or otherwise acquired by GRM or any third parties acting on GRM’s behalf hereunder, relating to the GRM Services, including, without limitation, all rights related to the Commercials (“GRM Work Product”); provided, however, that GRM shall not use any trademarks or other intellectual property of CyberDefender which may be included in such GRM Work Product without CyberDefender's prior written consent.  All rights granted by CyberDefender to GRM under this Agreement shall terminate effective as of the date of expiration or termination (other than GRM’s rights under Sections 2.3, 3, and 4).  Except as otherwise provided in Section 7.2, upon the expiration or termination of this Agreement, CyberDefender shall have no right to use or otherwise exploit the GRM Work Product without GRM's prior written consent, which consent GRM may withhold in its sole discretion.

5.4           Breach of Payment Obligations.  In addition to any other remedies granted to GRM herein or otherwise provided by law, in the event CyberDefender breaches its Payment Obligations and fails to cure such breach within fifteen (15) days of written notice from GRM (provided, however, that in the event CyberDefender breaches its Payment Obligations three (3) times and timely cures such breaches, it shall not be entitled to cure any subsequent breaches of its Payment Obligations):

(i)           the number of warrant shares of Common Stock of CyberDefender which would otherwise vest during the month of the applicable delinquent payment shall automatically double; and

(ii)          GRM shall have the right to exercise all rights and remedies under the Security Agreement.

5.5         Right of First Refusal.  CyberDefender agrees that in the event this Agreement is terminated by GRM prior to the expiration of the Term in accordance with Sections 5.2(i), (ii) or (iv) or by CyberDefender in accordance with Section 5.2(iii), if CyberDefender proposes to procure media purchasing services similar to the GRM Services from a third party (the “Third Party Services”) during the eighteen (18) month period following the Termination Date, then prior to engaging such third party to provide the Third Party Services, CyberDefender shall notify GRM in writing of the terms on which such third party has offered to provide the Third Party Services (the “ROFR Notice”).  For fifteen (15) days following GRM's receipt of such notice, GRM shall have the option to elect to provide the Third Party Services to CyberDefender on the terms stated in the ROFR Notice.  If GRM elects to provide the Third Party Services to CyberDefender, then CyberDefender and GRM agree to enter into a written media services agreement with respect to such services and, concurrently with GRM's commencement of the Third Party Services, CyberDefender shall issue to GRM a warrant to purchase at least that number of shares of Common Stock of CyberDefender which remained unvested under the Media Services Warrant as of the Termination Date (as adjusted for stock splits, reorganizations, etc.), if any, on the same terms and conditions set forth in the Media Services Warrant (including, without limitation, vesting in accordance with the same vesting schedule set forth in the Media Services Warrant).

5.6         Survival.  Sections 1.2(v), 1.5, 3 through 13, 15 through 18 and 24 shall survive termination or expiration of this Agreement.

6.           Confidentiality.

6.1         General Obligations.  Each Party may disclose to the other certain confidential or proprietary information in connection with the performance of this Agreement, including without limitation, marketing proposals and plans, creative designs and concepts, trade secrets and know-how, customer lists, software, business plans, forecasts, financial documents, customer information, and other information which the disclosing Party has indicated to the receiving Party should be treated as confidential or which the receiving Party reasonably should know is otherwise subject to an expectation of privacy, and which when provided hereunder, should be treated as confidential (collectively, “Confidential Information”).  The terms of this Agreement shall not be considered Confidential Information and will be disclosed by CyberDefender in a Current Report on Form 8-K filed with the Securities and Exchange Commission following the execution hereof, to which this Agreement will be attached as an exhibit.  Each Party shall use the Confidential Information of the other solely to perform this Agreement, and all Confidential Information shall remain the sole property of the Party disclosing such information.  Each Party shall hold the Confidential Information in strict confidence and shall not make any disclosure of the Confidential Information to anyone without the express written consent of the other Party, except to employees, consultants, agents, independent contractors or other representatives to whom disclosure is necessary to the performance of this Agreement and who have executed a confidentiality agreement, or are otherwise bound by a similar duty of confidentiality.  Each Party shall use the same care as it uses to maintain the confidentiality of its Confidential Information of the same or similar nature, which shall in no event be less than reasonable care and no less than the level of care required by any applicable law.  Each Party acknowledges that the remedy at law for any breach or threatened breach of the provisions of this Section 6 shall be inadequate, and that each Party, in addition to any other remedy available to it, shall be entitled to obtain injunctive relief from a court of competent jurisdiction.  Neither Party shall have any obligation under this Agreement with respect to any Confidential Information disclosed to it which the Party can demonstrate was already known to it at the time of its receipt hereunder (other than as a result of prior disclosure by the other Party); is or becomes generally available to the public other than by means of the Party's breach of its obligations under this Agreement; is independently obtained from a third party whose disclosure violates no duty of confidentiality; or is disclosed pursuant to applicable law or regulation or by operation of law, provided that the Party may disclose only such information as is legally required, and provided further that the Party shall provide reasonable notice to the other Party of such requirement and a reasonable opportunity to object to such disclosure.  A Party's obligation to maintain the confidentiality of Confidential Information shall remain for so long as the information remains Confidential Information of the other Party.

7.           Ownership.

7.1         GRM Work Product.  All GRM Work Product shall be owned by GRM (subject to any licenses by third parties of intellectual property rights related thereto).  CyberDefender acknowledges that GRM shall own all right, title and interest in, to and under the GRM Work Product and that CyberDefender shall not acquire any proprietary rights therein.

7.2         License to GRM Work Product. Subject to and in accordance with all of the terms and conditions of this Agreement, including, without limitation, the provisions of Section 7.4 and the right of GRM to use all GRM Work Product in connection with the GRM Services, GRM hereby grants to CyberDefender and its “Affiliates” (as defined below), an exclusive, worldwide, non-transferable (except to a permitted assignee of CyberDefender's rights under this Agreement) royalty-free right and license during and following the Term of this Agreement (except as otherwise provided below) to copy, abridge, edit, translate, modify, perform, display, broadcast and distribute, through any and all mediums and channels of distribution, whether now know or hereinafter discovered, including without limitation, via broadcast, cable and satellite television, radio and via the Internet, any and all GRM Work Product solely in order to promote, market and advertise the CyberDefender Products.  The rights granted pursuant to this Section 7.2 shall terminate upon (i) the termination of this Agreement in the event that GRM terminates this Agreement pursuant to Section 5.2(iv) and all of GRM’s rights to purchase shares of Common Stock of CyberDefender pursuant to the Media Services Warrant are not fully vested as of such termination or (ii) the expiration of the Term in the event that all of GRM’s rights to purchase shares of Common Stock of CyberDefender pursuant to the Media Services Warrant are not fully vested as of such expiration.  GRM shall deliver the GRM Work Product to CyberDefender in such form or other media as is reasonable acceptable to CyberDefender at CyberDefender’s sole cost and expense.

7.3         License to CyberDefender Marks. Subject to and in accordance with all of the terms and conditions of this Agreement, CyberDefender hereby grants to GRM a non-exclusive, nontransferable (except to a permitted assignee of GRM's rights under this Agreement), limited, royalty free license during the Term of this Agreement to utilize (i) CyberDefender's trademarks, service marks and logos listed on Exhibit “E” attached hereto and made a part hereof (as may be updated by the Parties from time to time), (ii) the domain names, website addresses, websites and URL's of the DR Websites (including any content thereof), and (iii) any trademarks, service marks and/or logos created by GRM on CyberDefender's behalf in connection with the GRM Services (collectively, the “CyberDefender Marks”) in connection with GRM's performance of the GRM Services.  Notwithstanding the foregoing, GRM shall not use or permit its employees, agents or representatives to use any of the CyberDefender Marks in a manner not in connection with GRM’s performance of the GRM Services without the prior written consent of CyberDefender. GRM acknowledges that CyberDefender owns all right, title and interest in, to and under the CyberDefender Marks and that GRM shall not acquire any proprietary rights therein. Any use by GRM and/or GRM's employees, agents or representatives of the CyberDefender Marks and all goodwill associated therewith shall inure to the benefit of CyberDefender.

7.4         GRM Marks. CyberDefender acknowledges and agrees that it shall not use (i) the name of GRM or any of its members or Affiliates, or any derivations thereof, (ii) any trademarks, service marks or any other intellectual property of GRM or any of its members or Affiliates, or (iii) the names, images, likenesses, biographical information or other references to any principals of GRM or its Affiliates, without the prior written consent of GRM, except pursuant to CyberDefender’s disclosure obligations under applicable Federal securities laws.

7.5        Affiliate. As used in this Agreement, an “Affiliate” means an individual, corporation, limited liability company, partnership, trust or other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, GRM or CyberDefender, as the case may be.

8.           Representations, Warranties and Covenants.

8.1         Both Parties.  Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization; (b) it has full power and authority to execute, deliver and perform its obligations under this Agreement; and (c) this Agreement is a valid and binding obligation of such Party and enforceable against such Party in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

8.2         CyberDefender.  CyberDefender represents, warrants, covenants and agrees, as follows:

(i)           it has not entered into any oral or written contract or negotiations with any third party which would impair the rights granted to GRM under this Agreement, or limit the effectiveness of this Agreement, nor is it aware of any claims or actions which may limit or impair any of the rights granted to GRM hereunder; provided, however, the security interest contemplated by Section 2.3 hereunder is subject to approval by the holders of at least seventy five percent (75%) in aggregate principal amount of CyberDefender 10% Secured Convertible Debentures.

(ii)         all trademarks, logos, copyrights, materials and work product provided by CyberDefender to GRM or otherwise used by CyberDefender in connection with the Media Campaign (which is not created or provided by GRM under this Agreement) are owned by, and/or exclusively licensed to CyberDefender and do not infringe or violate any copyrights, trademarks, trade secrets, patents or other proprietary rights of any kind belonging to any third party or violate any right of privacy, right to publicity, misappropriate anyone's name or likeness or contain any defamatory, obscene or illegal material;

(iii)         it has received all necessary rights and releases from third parties regarding any materials provided by CyberDefender hereunder so that GRM may use such materials, in whole or in part, in connection with the advertising, marketing and, promotion of the CyberDefender Products, and in the publishing, airing and broadcast, as the case may be, of the Advertisements;

(iv)         it has all requisite corporate power and authority to execute, deliver and perform its obligations under the Security Agreement and to issue the Replacement Warrant, the Additional Vested Warrant and the Media Services Warrant;

(v)          the execution of this Agreement and the Security Agreement, and the issuance of the Replacement Warrant, the Additional Vested Warrant and the Media Services Warrant does not and will not conflict with or result in (A) a violation of any provision of the charter, bylaws or similar organizational documents of CyberDefender or any law applicable to CyberDefender, or (B) a breach of CyberDefender’s obligations under, any agreement, order, judgment or decree to which CyberDefender is a party or by which it is bound; provided, however, the Security Agreement is subject to approval by the holders of at least seventy five percent (75%) in aggregate principal amount of CyberDefender 10% Secured Convertible Debentures; and

(vi)         it is now and will continue throughout the Term to be in full compliance with all local, state, and federal laws, rules and regulations applicable to its business and the advertising, marketing, sale and distribution of the CyberDefender Products, including without limitation, those of the Federal Telephone Consumer Protection Act (TCPA), the Federal Consumer Fraud and Abuse Prevention Act, Federal Trade Commission, the Federal Communications Commission, Payment Card Industry Data Security Standards, as such may be amended from time to time, and any other state or federal regulatory agency that has jurisdiction over CyberDefender’s business activities.

8.3           GRM.  GRM represents, warrants, covenants and agrees, as follows:

(i)           it has not entered into any oral or written contract or negotiations with any third party which would limit the effectiveness of this Agreement, nor is it aware of any claims or actions which may limit the effectiveness of this Agreement;

(ii)          all trademarks, logos, copyrights, included with the GRM Work Product (other than those related to CyberDefender),  and other related intellectual property rights used in the GRM Work Product are owned by, and/or exclusively licensed to, GRM; and

(iii)         it has received all necessary rights and releases from third parties regarding the GRM Work Product (other than those related to CyberDefender).

9.           Insurance.

9.1         Current Insurance.  CyberDefender represents and warrants that it currently maintains the following insurance coverage: (i)         Commercial General liability insurance with a limit $1 million per claim/$5 million annual aggregate.

(ii)           Director’s and Officer’s insurance with a limit of $1 million per claim/$1 million annual aggregate.

CyberDefender covenants and agrees that it shall maintain the above-referenced insurance coverage, at its own cost and expense, from the execution date hereof until it obtains the insurance required under Section 9.2.

9.2           Types and Amounts. Not later than ninety (90) days following the execution hereof, at its own cost and expense, CyberDefender shall obtain and maintain for the remainder of the Term the following insurance coverage:

(i)           Commercial General liability insurance with a limit of not less than $5 million per claim/$5 million annual aggregate.

(ii)          Director’s and Officer’s insurance with a limit of not less than $5 million per claim/$5 million annual aggregate.

(iii)         Errors and Omissions/Professional Liability including Media Liability insurance with a limit of not less than $5 million per claim/$5 million annual aggregate.

(iv)         Cyberliability insurance with a limit of not less than $5 million per claim/$5 million annual aggregate.

9.3         Policy Requirements.  The insurance companies providing such insurance required under this Section 9 must have an A.M. Best rating of A-VII or better and be licensed or authorized to conduct business in all 50 of the United States. GRM shall have the right to require CyberDefender to obtain the insurance required under this Section 9 from another insurance carrier in the event GRM determines that CyberDefender’s then current insurance carrier does not have an A.M. Best rating of A-VII or better or is not licensed or authorized to conduct business in all states in which CyberDefender does business.  CyberDefender shall name GRM as an additional insured on such insurance policies.  CyberDefender shall provide to GRM within ten (10) business days after the Effective Date evidence of all insurance required hereunder, and thereafter at any time any insurance policy covered in this Section 9 is renewed, or upon request by GRM, during the Term.  The provisions of Section 9 shall not be deemed to limit the liability of CyberDefender hereunder, or limit any rights that GRM may have including, without limitation, rights of indemnity or contribution.

10.         Indemnification.

10.1       CyberDefender. CyberDefender shall indemnify, defend and hold harmless GRM, and its members and Affiliates, and their respective officers, directors, employees and agents from and against any and all third party losses, damages, injuries, causes of action, claims, demands, expenses (including reasonable legal fees and expenses), regardless of nature or type of claim, whether based upon tort, breach of contract, or other third party claims, if and to the extent arising out of, resulting from, or related to (i) any act, omission, or default in the performance of obligations of CyberDefender pursuant to this Agreement or breach of any covenant, agreement, representation or warranty by CyberDefender under this Agreement; (ii) any materials provided by CyberDefender or its employees, agents or representatives and used by GRM in any of the GRM Work Product; (iii) any third party claims relating to the CyberDefender Products or services rendered hereunder, including but not limited to the infringement or alleged infringement of the proprietary rights or intellectual property rights of any third party relating to the CyberDefender Products; or (iv) any claims or actions arising or resulting from the marketing, sale, distribution, or use of the CyberDefender Products including, without limitation, claims or actions relating to any governmental or regulatory investigations, inquiries, and actions.

10.2       GRM.  GRM shall indemnify, defend and hold harmless CyberDefender and its Affiliates and their respective officers, managers, members, employees and agents from and against any and all third-Party losses, damages, injuries, causes of action, claims, demands and expenses (including reasonable legal fees and expenses), regardless of nature or type of claim, whether based upon tort, breach of contract, or other third party claims, if and to the extent arising out of, resulting from, or related to (i) any act, omission, or default in the performance of the obligations of GRM pursuant to this Agreement or breach of any covenant, agreement, representation or warranty by GRM under this Agreement; or (ii) any materials created or provided by, and used by, GRM in providing the GRM Services, including without limitation, the GRM Work Product.

10.3       Indemnification Procedures. In the event of a claim for indemnification based on a third-Party claim, the Party seeking indemnification agrees to: (i) promptly notify the indemnifying Party of any matters in respect of which the indemnity may apply and of which the indemnified Party has knowledge; provided that any failure by the Party seeking indemnification to provide prompt notice shall not excuse the indemnifying Party of its indemnification obligation hereunder unless, and solely to the extent that, a court determines that such failure materially prejudices the indemnifying Party's ability to defend or settle any such claim; (ii) give the indemnifying Party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the indemnifying Party shall not settle any such claim or action without the prior written consent of the indemnified Party; and (iii) cooperate with the indemnifying Party, at the indemnifying Party's cost and expense, in the defense or settlement thereof. The indemnified Party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis. In the event the indemnifying Party does not assume control of the response and defense of a claim pursuant to clause (ii) of this Section 10.3, the indemnified Party shall have the right to assume control of the defense of such claim at the expense of the indemnifying Party.

10.4       Limitation of Liability.  Under no circumstances shall the liability of GRM or its members and Affiliates, and their respective officers, directors, employees and agents hereunder exceed, in the aggregate, an amount equal to the sum of (i) the aggregate amount which GRM has actually received under Section 2.2(ii) as reimbursement for CyberDefender's allocable share of GRM's overhead expenses incurred in connection with providing the GRM Services, (ii) all Royalty payments actually received by GRM, and (iii) (A) the amount, if any, by which the average closing price (as reported by Bloomberg LP) for one (1) share of Common Stock of CyberDefender for the last five (5) trading days immediately prior to the date such liability arises exceeds the exercise price set forth in the Replacement Warrant, the Additional Vested Warrant and/or the Media Services Warrant (as adjusted for any splits, subdivisions or combinations of shares) multiplied by (B) the total number of vested shares of Common Stock of CyberDefender under such warrants as of such date; provided that such limitation shall not apply in the case of GRM’s gross negligence or willful misconduct.

11.         No Consequential Damages. In no event shall either Party be liable to the other, whether in contract, tort (including negligence), warranty or otherwise, for any indirect, incidental, special, consequential, exemplary or punitive damages (including, without limitation, damages for loss of profits) arising out of or relating to this agreement. The limitations of liability in this Section 11 shall not apply to a Party's gross negligence or willful misconduct.

12.         Use of Media Agencies.  CyberDefender acknowledges and agrees that, except with the prior written consent of GRM, which consent GRM may withhold in its sole discretion, during the Term, and for a period of one (1) year thereafter in the event this Agreement is terminated by GRM in accordance with Section 5.2(iv), CyberDefender shall not contract with, hire or otherwise use, and shall cause its Affiliates not to contract with, hire or otherwise use, any foreign or domestic creative design or media planning or purchasing agencies (each, a “Media Purchasing Agency”) in connection with CyberDefender's advertising, marketing, or sale of the CyberDefender Products if GRM has contracted with, hired or otherwise used such Media Purchasing Agency in connection with its performance of the GRM Services.  It is the intention of the Parties that the provisions of this Section 12 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought.  CyberDefender acknowledges that the limitations of time and scope of activity agreed to in this Section 12 are reasonable and necessary to protect the legitimate business interests of GRM.

13.         Equitable Relief.  CyberDefender recognizes, acknowledges and agrees that any remedy at law for CyberDefender's breach of the provisions of Sections 1.4 or 12 would be inadequate.  Accordingly, CyberDefender agrees that if it breaches, or threatens to breach, any provision of Sections 1.4 or 12, GRM will have available, in addition to any other right or remedy otherwise available, the right to preliminary and permanent injunctive relief and other equitable relief to prevent or curtail any such breach or threatened breach and to specific performance of any covenant contained herein, in each case without the proof of actual damage or any bond or similar security being posted, in order that the breach or threatened breach of such provisions may be effectively restrained.  CyberDefender further agrees that it will not assert as a claim or defense in any action or proceeding to enforce any provision hereof that GRM has or had an adequate remedy at law.  No specification in this Section 13 of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuit of other legal or equitable remedies in the event of a breach or threatened breach of Sections 1.4 or 12.

14.         Complete Agreement; Amendment. This Agreement (i) shall become effective only upon execution by both Parties, (ii) is, together with the Exhibits attached hereto, the entire agreement between the Parties regarding the subject matter hereof, and (iii) supersedes all prior and contemporaneous oral and written understandings and agreements pertaining thereto, including, without limitation, the Letter of Intent. No amendment hereto shall be effective unless in writing and executed by the Parties' authorized representatives.

15.         Assignments. Neither Party shall have the right to assign this Agreement or any rights or obligations hereunder, in whole or in part, without the prior written consent of the other Party; provided that either Party may assign its rights and obligations hereunder by operation of law in a merger or pursuant to a share exchange involving the transfer of more than fifty percent (50%) of the outstanding voting power of such Party or in connection with the sale of all or substantially all of such Party’s assets.

16.         Notice. Any notice, request, payment or other communication under this Agreement shall be in writing and shall be given or made by physical delivery, confirmed facsimile, overnight carrier (e.g., Federal Express) or by U.S. mail, registered or certified mail (postage prepaid, return receipt requested, as applicable) addressed to the appropriate Party. All such notices shall be addressed as follows (provided that a Party’s inadvertent failure to comply with the provisions of this Section 16 shall not be deemed a breach of this Agreement):

If to GRM:	GR Match, LLC
c/o Guthy-Renker LLC
3340 Ocean Park Boulevard, Suite 3000
Santa Monica, CA 90405
Fax: 310-581-3443
Attention: Business Affairs

With a copy to:	Guthy-Renker LLC
3340 Ocean Park Boulevard, Suite 3000
Santa Monica, CA 90405
Fax: 310-581-3443
Attention: General Counsel

If to CyberDefender:

CyberDefender Corporation
617 West 7th Street, Suite 401
Los Angeles, CA 90017
Fax: 213-689-8630
Attn: Gary Guseinov

With a copy to:

Richardson & Patel, LLP
10900 Wilshire Blvd.
Suite 500
Los Angeles, CA 90024
Fax: 310-208-1154
Attn: Kevin Friedmann, Esq.

17.         Applicable Law. This Agreement shall be governed by and construed under the laws of the State of California, without giving effect to its conflict of laws principles.

18.         Dispute Resolution.  Except as otherwise provided in this Agreement, CyberDefender and GRM will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement.  Either Party may initiate negotiations of any dispute by providing written notice to the other Party, setting forth the subject of the dispute.  The recipient of such notice will respond in writing within ten (10) calendar days with a statement of its position on and recommended solution to the dispute.  If the dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority will meet at a mutually agreeable time and place within thirty (30) calendar days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.  If the dispute is not resolved by these negotiations, the matter will be submitted for mediation administered by the American Arbitration Association (“AAA”) unless otherwise agreed to by the Parties in writing.  The Parties shall share any fees or expenses of the mediator.  If the matter is not resolved through mediation, then the Parties shall be free to avail themselves of any and all legal remedies; provided that any legal action brought under this Agreement shall be brought in the state or Federal courts located in the City of Los Angeles, California.  The prevailing Party in any such action shall be entitled to reimbursement of reasonable attorneys’ fees and costs.

19.         Titles. Titles of the Sections hereof are for reference only, and are not a part of nor to be used in construction of the terms and conditions this Agreement.

20.         Severability.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21.         Independent; No Joint Venture.  GRM and CyberDefender agree that the relationship between them is that of independent contractors, and not as joint venturers or partners.  This Agreement is not intended to create any joint venture or partnership arrangement between the Parties.  Each Party shall be responsible for the timely payment of all taxes and all withholdings, deductions and payments required by law with respect to its own operations and income and shall indemnify and hold the other Party harmless with respect to any loss with respect to such taxes, withholdings, deductions and payments.

22.         Survival. The representations, warranties, and indemnifications given by the Parties hereunder shall survive the expiration or termination of this Agreement.

23.         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic delivery in PDF format shall be as effective as delivery of a manually executed counterpart of this Agreement and shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

24.         Further Assurances.  Each Party shall execute and deliver, or cause to be executed and delivered, such additional or supplemental certificates, instruments and documents, and take such other action as reasonably may be required to more effectively carry out the intention of the Parties and facilitate the performance of this Agreement.

25.         Public Announcement.  Neither Party shall issue any press release or public announcement relating to the subject matter or terms of this Agreement or disclose that the Parties have entered into a business relationship, without the prior written consent of the other Party; provided, however, CyberDefender shall duly file with the Securities and Exchange Commission a Current Report on Form 8-K disclosing this Agreement and attaching it as an exhibit thereto.  The Parties hereto shall use commercially reasonable efforts to develop a joint communications plan with respect to the subject matter of this Agreement and each Party shall use its commercially reasonable efforts to ensure that all press releases and other public statements with respect to the subject matter of this Agreement shall be consistent with such joint communications plan.

26.         Approvals.  To the extent a Party makes any written request of the other Party to approve or consent to any actions under this Agreement which require approval hereunder, the Party receiving such request agrees to respond in writing to such request within five (5) business days.  Failure of a Party to timely respond shall be deemed an approval of such request.

27.         Waiver. No failure to exercise and no delay in exercising on the part of either of the Parties, any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of it or the exercise of any other right, power or privilege.

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IN WITNESS WHEREOF, the Parties' respective authorized representatives have signed this Media and Marketing Services Agreement to be effective as of the Effective Date.

GR Match, LLC,
a Delaware limited liability company

By:	/s/ Bennet Van de Bunt
Name: Bennet Van de Bunt
Title: Manager

CyberDefender Corporation,
a California corporation

By:	/s/ Gary Guseinov
Name: Gary Guseinov
Title: Chief Executive Officer